Exhibit 99.4

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

December 27, 2025 and December 28, 2024

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of JRD Unico, Inc.’s (“JRD Unico”) financial condition, results of operations and liquidity and capital resources for the fiscal years ended December 27, 2025 and December 28, 2024 should be read as a supplement to our Combined Financial Statements and accompanying notes.

Overview

JRD Unico, Inc., a C-Corporation, through its wholly owned subsidiaries, JRD Holdings LLC (“JRD”) and Jetro Holdings LLC (“JHLLC”), both limited liability companies, (collectively, the “Company”) is engaged primarily in the cash-and-carry distribution of food, restaurant supplies, and related items throughout the United States through its Jetro Cash and Carry (“Jetro”) and Restaurant Depot warehouses. Our wholesale stores sell food and supplies directly to independent restaurants, caterers, and non-profit organizations.

According to S&P Global, the cash-and-carry channel represents approximately 15.0% of the broader U.S. foodservice distribution industry as of the end of 2025.

Warehouses

As of December 27, 2025, we operate 165 large-format warehouse stores across 35 states that serve more than 725,000 independent restaurants and foodservice operators. The 12 Jetro warehouses (approximately 150,000 square feet each) target independent retail grocery stores, small wholesalers, non-profit organizations and independent restaurants. The 153 Restaurant Depot warehouses (approximately 60,000 square feet each) target the food service industry, including independent restaurants, small wholesalers, non-profit organizations, caterers and delis. Both Jetro and Restaurant Depot warehouses stand as a one-stop shop across a broad assortment of categories including fresh and low-priced products. We serve smaller, independent restaurants and businesses offering differentiated value propositions. Our philosophy is to provide our customers with high-quality goods at competitive prices. Our warehouse locations are within 10 - 15 miles of our customer base and open 7 days per week with hours that cater to the business-only customer. We achieve sales growth, in part, by opening new warehouses. We opened five new traditional Restaurant Depot warehouses in fiscal 2024 and an additional five in fiscal 2025. We also achieve sales growth through increases in comparable warehouse sales. Comparable warehouse sales growth is driven primarily by increases in customer traffic and average spend per customer. Customer traffic increases as we attract new customers and existing customers visit more frequently. As our warehouse base grows, we may experience lower initial operating profitability relative to existing warehouses and there can be some cannibalization of sales at existing warehouses when openings occur in existing markets.

Highlights

Our fiscal 2025 results reflected sales growth of 3.1% as compared to fiscal 2024. Gross profit increased 3.8% as compared to fiscal 2024. Operating income increased 4.2% as compared to fiscal 2024 largely due to growth within existing stores and new store openings. See below for a comparison of our fiscal 2025 results to our fiscal 2024 results, both including and excluding Certain Items (as defined below).

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

December 27, 2025 and December 28, 2024

Below is a comparison of results from fiscal 2025 to fiscal 2024:

•	Sales:

o	Increased 3.1%, or $480.8 million, to $15.8 billion

•	Operating income:

o	Increased 4.2%, or $79.0 million, to $1.9 billion

•	Net income:

o	Increased 2.0%, or $23.9 million, to $1.2 billion

Strategy

Our mission is to be our customers’ one-stop shop for Savings, Selection and Service, 7 Days a Week. We are the leading cash-and-carry wholesaler and low-cost provider of food products, equipment and supplies for independent restaurants, grocers, caterers, small businesses and non-profits in the U.S. We have been supplying independent food businesses with quality products from large cash-and-carry warehouse stores since 1990. We became the leading low-cost alternative to other foodservice suppliers by eliminating the overhead of a traditional distributor, focusing on the needs of independent foodservice operators and offering free membership. Our strategy aims to enhance value for small independent restaurants and the consumers they serve by expanding access to more affordable, fresh food products and delivering more choice and convenience.

Employee Base

At the end of fiscal 2025, we employed approximately 9,700 employees nationwide, including 9,000 full-time employees. In addition, approximately 53% of our employees are represented by unions.

Results of Operations

The following table sets forth the components of our combined results of operations with changes in amounts and changes expressed as a percentage increase or decrease over the comparable period in the prior year:

	2025	2024	Change ($)	% Change
	(Dollars in millions)
Sales	$15,812.2	$15,331.3	$480.8	3.1%
Cost of sales	12,874.3	12,501.3	372.9	3.0
Gross profit	2,937.9	2,830.0	107.9	3.8
Selling, general and administrative expenses	997.1	968.1	28.9	3.0
Operating income	1,940.9	1,861.9	79.0	4.2
Other expense, net
Interest expense	186.5	165.1	21.3	12.9
Interest expense - related parties	84.6	138.2	(53.6)	(38.8)
Interest income	(14.5)	(39.0)	24.5	(62.8)
Loss on interest rate swaps, net	27.4	3.1	24.3	778.5
Amortization of deferred financing costs	2.1	2.0	0.1	5.0
Other income	(11.9)	(10.8)	(1.1)	10.6
Total other expense, net	274.1	258.8	15.4	6.0
Income before provision for income taxes	1,666.7	1,603.1	63.6	4.0
Provision for income taxes	469.7	430.1	39.7	9.2
Net income	$1,197.0	$1,173.1	$23.9	2.0%

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

December 27, 2025 and December 28, 2024

The following table sets forth the components of our combined results of operations expressed as a percentage of sales for the periods indicated:

	2025	2024
Sales	100.0%	100.0%
Cost of sales	81.4	81.5
Gross profit	18.6	18.5
Selling, general and administrative expenses	6.3	6.3
Operating income	12.3	12.1
Other expense, net		0.0
Interest expense	1.2	1.1
Interest expense - related parties	0.5	0.9
Interest income	(0.1)	(0.3)
Loss on interest rate swaps, net	0.2	0.0
Amortization of deferred financing costs	0.0	0.0
Other income	(0.1)	(0.1)
Total other expense, net	1.7	1.7
Income before provision for income taxes	10.5	10.5
Provision for income taxes	3.0	2.8
Net income	7.6%	7.7%

Sales, Cost of sales, and Gross profit

Our sales and gross profit performance are influenced by multiple factors including price, volume, inflation, customer mix and product mix. Total sales increased in fiscal 2025, compared to fiscal 2024, by 3.1%. Inflation for the year was 0.7%, primarily from higher inflation in the protein category, partially offset by deflation in produce. The remaining increase was driven by growth from existing customers and new unit growth which was driven by the opening of nine new warehouses between fiscal 2024 and fiscal 2025.

Total cost of sales increased in fiscal 2025, compared to fiscal 2024, by 3.0%, primarily due to new unit growth and existing customer sales volume growth, as well as product inflation.

We have been successful in managing inflation, resulting in an increase in costs of goods sold that tracks with increased sales and growth in gross profit of 3.8% in fiscal 2025 compared to fiscal 2024. Our gross margin rates, as a percentage of sales, were 18.6% in fiscal 2025 and 18.5% in fiscal 2024, an increase of 12 basis points. These improvements are primarily as a result of disciplined strategic sourcing efforts in an effort to manage product cost inflation.

Selling, general, and administrative expenses

Total Selling, general, and administrative expenses increased 3.0% during fiscal 2025, as compared to fiscal 2024. Increases in labor costs resulted in a 2.2% increase in Selling, general, and administrative expenses, with the remaining 0.8% increase due to increases in credit card charges and other items. Selling, general, and administrative expenses, as a percentage of sales, were 6.3% in both fiscal 2025 and fiscal 2024.

Interest expense and interest income

Interest expense increased $21.3 million and interest expense with related parties decreased $53.6 million for fiscal 2025, as compared to fiscal 2024, primarily due to reductions in outstanding debt period over period. Interest income decreased $24.5 million for fiscal 2025, as compared to fiscal 2024.

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

December 27, 2025 and December 28, 2024

Net income

Net income increased 2.0% in fiscal 2025, as compared to fiscal 2024, due primarily to the aforementioned items, partially offset by a $24.3 million increase in non-cash mark to market adjustment on interest rate swaps and a $39.7 million increase in provision for income taxes.

Liquidity and Capital Resources

Highlights

Below are comparisons of the cash flows from fiscal 2025 to fiscal 2024:

•	cash flows from operations were $1.2 billion in fiscal 2025, compared to $1.3 billion in fiscal 2024;

•	capital expenditures totaled $137.2 million in fiscal 2025, compared to $140.6 million in fiscal 2024;

•	dividends paid were $456.0 million in fiscal 2025, and $1.0 billion in fiscal 2024;

•	there were no repayments of treasury stock notes in fiscal 2025, compared to $933.3 million in fiscal 2024;

•	repayments of shareholder notes were $309.4 million in fiscal 2025, and $750.0 million in fiscal 2024; and

•	there were no proceeds from issuance of private placement debt in fiscal 2025, compared to $1.3 billion in fiscal 2024.

As of December 27, 2025, there were no borrowings outstanding under our long-term revolving credit facility and the Company had approximately $585.3 million in cash and available liquidity.

Key Sources and Uses of Cash

JRD Unico generates cash through its business operations in the U.S. JRD Unico’s strategic objectives include continuous investment in our business; these investments are funded primarily by cash from operations and, to a lesser extent, external borrowings. Traditionally, our operations have produced significant cash flow and, due to our strong financial position, we believe that we will continue to be able to effectively access capital markets, as needed. Cash generated from operations is generally allocated to:

•	working capital investments;

•	capital investments in new warehouses, other facilities, systems, other equipment and technology;

•	debt repayments; and

•	cash dividends.

Any remaining cash generated from operations may be invested in high-quality, short-term instruments.

We continue to be in a strong financial position based on our balance sheet and operating cash flows. We employ mechanisms to manage working capital, such as optimizing inventory levels and maximizing payment terms with vendors, to maintain our financial position and cash flows.

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

December 27, 2025 and December 28, 2024

Cash Flows

Operating Activities

We generated $1.2 billion in cash flows from operations in fiscal 2025, compared to cash flows from operations of $1.3 billion in fiscal 2024. In fiscal 2025, these amounts included an unfavorable comparison on accrued expenses of $23.1 million and on inventories of $26.8 million, partially offset by a favorable comparison on other assets of $24.1 million and on accounts payable of $21.5 million. Income taxes negatively impacted cash flows by $51.8 million in fiscal 2025, as estimated payments made were higher than in fiscal 2024.

Investing Activities

Our capital expenditures were $137.2 million and $140.6 million in fiscal 2025 and fiscal 2024.

Fiscal 2025 and Fiscal 2024 capital expenditures included:

•	buildings and building improvements;

•	equipment, furniture, and fixtures;

•	construction in progress; and

•	leasehold improvements.

Financing Activities

Equity Transactions

Dividends paid in fiscal 2025 were $456.0 million, or $3,231 per share, funded from cash flow from operations as compared to $1.0 billion, or $7,290 per share, in fiscal 2024 partially funded from the proceeds from the issuance of private placement debt and cash flow from operations.

Debt Activity and Borrowing Availability

Our debt activity, including issuances and repayments, and our borrowing availability are described in our Combined Financial Statements and accompanying notes. Our outstanding borrowings at December 27, 2025, and repayment activity since the end of fiscal 2025 are disclosed within those notes.

Our borrowings and activity during fiscal 2025 include:

•	Repayment of mortgage notes of $103.9 million in fiscal 2025

•	Repayment of shareholder notes of $309.4 million

•	Repayment of $197.5 million of Private Placement Notes and equipment financing loan

Long-term debt totaling $186.9 million will mature in 2026. We expect to fund the repayment of this debt using cash flows from operations.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses in the accompanying financial statements. Significant accounting policies employed by JRD Unico are presented in the notes to the financial statements.

Critical accounting estimates are those that are most important to the portrayal of our financial position and results of operations. These policies require our most subjective or complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain.

JRD Unico, Inc. and Affiliates

Management’s Discussion and Analysis

December 27, 2025 and December 28, 2024

We believe the following accounting estimates are the most critical in the preparation of our financial statements.

Self-Insurance Reserves

We self-insure for obligations related to certain risks that we retain under our casualty program, which includes general liability and workers’ compensation liability. The accounting estimates related to our self-insurance reserves are critical accounting estimates because changes in our claim experience, our ability to settle claims or other estimates and judgments we use could potentially have a material impact on our results of operations. Our reserves for retained costs associated with our casualty program are estimated through actuarial methods, with the assistance of third-party actuaries, using loss development assumptions based on our claims history. Our casualty program reserves take into account reported claims as well as incurred-but-not-reported losses using loss development factors based upon past experience. In order to determine the loss development factors, we make judgments relating to the nature, frequency, severity, and age of claims, and industry, regulatory and company-specific trends impacting the development of claims. The actual cost to settle our self-insured casualty claim liabilities can differ from our reserve estimates because of a number of uncertainties, including the inherent difficulty in estimating the severity of a claim and the potential amount to defend and settle a claim.

As of December 27, 2025 and December 28, 2024, our self-insurance reserves were $94.6 million and $77.4 million, respectively.